Exhibit 10.8

[***] CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

AMENDMENT NUMBER 1

CONFIDENTIAL SETTLEMENT AGREEMENT AND NON-EXCLUSIVE PATENT LICENSE

AGREEMENT

This Amendment No. 1 to the Confidential Settlement Agreement and Non-Exclusive Patent License Agreement dated February 17, 2011 by and between Acclarent, Inc. (“Acclarent”), and Entellus Medical, Inc. (“Entellus”) (the “Agreement”) is effective as of this 5th day of October, 2012 (“Effective Date”).

WHEREAS, Acclarent and Entellus entered into a Confidential Settlement Agreement and Non-Exclusive Patent License Agreement effective February 17, 2011,

WHEREAS, pursuant to Article 15.9 of the Agreement, Acclarent and Entellus mutually wish to modify certain provisions of the Agreement, and

WHEREAS, pursuant to Article 15.9 of the Agreement, Acclarent and Entellus have agreed to amend the Agreement by deleting Articles 2.6, 7.1 and 7.2 in their entirety and replacing them with Articles 2.6, 7.1 and 7.2 that follow and by adding paragraphs (11), (12), (13) and (14) and Exhibits 9, 10, 11 and 12 to Appendix A.

NOW, THEREFORE in consideration of the mutual agreements contained herein, Acclarent and Entellus agree that the Agreement shall be amended as follows:

Article 2.6 “Net Sales” is the revenue that Entellus or its Affiliates actually collect from the sale of Covered Products to an unaffiliated third party, less the following amounts: (i) discounts, including cash discounts, or rebates actually allowed or granted, (ii) credits or allowances actually granted upon claims or returns regardless of the party requesting the return, (iii) freight charges paid for delivery, and (iv) taxes or other governmental charges levied on or measured by the invoiced amount whether absorbed by the billing or the billed party. In the event that [***] (“Staple Products”)], then Net Sales shall be calculated based on the net selling price of [***]. Further, Net Sales shall include any Staple Product that is [***]. For purposes of clarification, “Net Sales” as used herein shall include [***].

Article 7.1 Entellus shall keep accurate books and records of the Net Sales of Covered Products, and of all payments due: Acclarent hereunder. Entellus shall deliver to Acclarent written reports of Net Sales of Covered Products during the preceding Calendar Quarter, on or before the [***] day following the end of each Calendar Quarter. Such report shall include product codes and descriptions, and calculations of the royalty due for each product code. The report shall be accompanied by the monies due. The royalty payable on Net Sales of the Covered Products outside the U.S. shall be estimated for each Calendar Quarter, and adjusted at the end of each calendar year to reflect actual sales and the royalty payable thereon.

Article 7.2 Acclarent shall have the right after [***] advance written notice to Entellus, [***], to nominate an independent accountant acceptable to and approved by Entellus (which approval shall not be unreasonably withheld) who shall have

Entellus Agreement Amendment 1	CONFIDENTIAL

access to Entellus’ records during reasonable business hours for the sole purpose of verifying the royalties payable as provided for in this Agreement for the preceding calendar year, but this right may not be exercised more than once in any calendar year. Acclarent shall solicit or receive only information relating solely to the accuracy of the royalty report and the royalty payments made according to this Agreement. Entellus shall be entitled to withhold approval of an accountant that Acclarent nominates unless the accountant shall agree to sign a confidentiality agreement with Entellus that obligates such accountant to hold the information it received from Entellus in confidence, except for information necessary for disclosure to Acclarent to establish the accuracy of the royalty reports. If an audit made pursuant to this Article 7.2 above produces a discrepancy of greater than [***]%, then Acclarent shall have the right to re-audit upon demand and with [***] prior notice to Entellus [***], and Entellus shall bear the cost of the audit that produced such a discrepancy]. Entellus shall [***].

Appendix A

(11) PathAssist Light Fiber (without and with Sinus Cannula) which is described in the attached Instructions for Use dated July 2012 (Exhibit 9 to this Appendix A) and as currently sold under Entellus catalog number LF-100 and LF-110.

(12) PathAssist Light Seeker which is described in the attached Instructions for Use dated May 2012 (Exhibit 10 to this Appendix A) and as currently sold under Entellus catalog number IS-100.

(13) PathAssist Maxillary Seeker Set (One Each with 120° and 135° Angle) which is described in the attached Instructions for Use dated April 2012 (Exhibit 11 to this Appendix A) and as currently sold under Entellus catalog number MS-255.

(14) PathAssist Sinus Guidewire which is described in the attached Instructions for Use dated May 2012 (Exhibit 12 to this Appendix A) and as currently sold under Entellus catalog number SGW-100.

Exhibit 9, Attached.

Exhibit 10, Attached.

Exhibit 11, Attached,

Exhibit 12, Attached.

Entellus Agreement Amendment 1	CONFIDENTIAL

[***] CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

NOW, FURTHER, in consideration of the mutual agreements contained herein, on the Amendment Number 1 Effective Date, Entellus will pay to Acclarent the amount of [***] Dollars ($[***] USD). It is agreed that this payment shall settle any disagreements between the parties over any royalties due through the end of the second quarter of 2012. It is agreed that this payment shall be made payable to Acclarent and sent to the address set forth for Acclarent in Article 15.3 of the Agreement. Additionally, royalty payments due on products described herein for the third quarter of 2012 shall be included in payments due to Acclarent for the third quarter of 2012.

All terms and conditions not expressly amended by this Amendment shall remain in full force and effect.

This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile copies of this Amendment shall be enforceable as originals.

IN WITNESS WHEREOF, the parties have caused this Amendment to the Confidential Settlement Agreement and Non-Exclusive Patent License Agreement dated February 17, 2011 to be executed by their duly authorized representatives.

ACCLARENT, INC.		ENTELLUS MEDICAL, INC.

By:	/s/ Bridget Ross	By:	/s/ Brian E. Farley
Name:	Bridget Ross	Name:	Brian E. Farley
Title:	WW President	Title:	President & CEO

Date:	Oct. 5/12	Date:	10-5-12

Entellus Agreement Amendment 1	CONFIDENTIAL

[***] CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

EXHIBIT 9

INSTRUCTIONS FOR USE
PathAssistTM Light FiberTM
Read all Instructions prior to use

Caution:	Federal (USA) law restricts this device to sale by or on the order of a physician.

Sterility:	Provided Sterile, Ethylene Oxide (EO) Sterilization

Single Use:	Disposable, For Single Patient Use Only, Do Not Resterllize and/or Reuse

Storage:	Store in a cool, dry place

Description

The PathAssist Light Fiber is a flexible instrument that can be connected to a light source to emit light from its distal end. It has a fiber nominal working length of 27.6cm with an outer diameter of 0.5mm (0.020”). The device consists of a flexible illumination fiber, a protective sheath and a light post, with an overall device length of 117cm.

The Light Fiber is available in two packaging configurations:

•	The Light Fiber with a male tuohy borst adapter (Reorder Number LF-100)

•	The Light Fiber with a male tuohy borst adapter and a sinus cannula (Reorder Number LF-110).

Indication For Use

To locate, illuminate within, and transIlluminate across nasal and sinus structures in patients aged 18 and over.

Contraindications

None known

Warnings

•	Do not use breached or damaged packages, since the sterility and functionality of the device may be compromised.

•	Single use only. Do not re-sterilize or re-use, as It may result In compromised device performance end risk improper sterilization and cross contamination.

•	Never advance or withdraw the device against unknown resistances as this can cause tissue trauma or device damage.

•	Do not use the device with a Xenon light source > 300W, an AC powered LED light source > 250W and a light cable < 2.5mm or > 3.5mm. Do not connect the Light Fiber to a battery powered LED light source > 3W. High energy light radiated through devices can result in high temperatures in front of the light outlet and at the connection point to the light cable, including the light post adapters. Use of a higher wattage light source or larger light cable may result in burns or permanent tissue damage to the user or the patient.

•	Do not rest the device on the patient during surgery while it Is connected to a light source, as this could result in burns to the patient.

•	Allow the device to cool for a few minutes before disassembling from the light cable and light post adapter.

Precautions

•	Due to the variability of sinus anatomy, review radiographic imaging (CT scan) prior to the procedure.

•	Do not kink the Light Fiber as this may damage the device.

•	If using Light Fiber with the sinus cannula or the XprESS device, be sure to pre-load the Light Fiber into the device prior to shaping it Into a maxillary bend configuration (i.e., approximately 135° bend) as the Light Fiber will not load when the sinus cannula or XprESS is pre-shaped in a maxillary configuration.

•	Do not use the device for external transillumination of maxillary sinus by applying the device to the hard palate, as this use has not been tested.

Adverse Effects

Possible adverse effects include, but are not limited to, the following:

•	Cerebrospinal fluid leak

•	Damage of the orbital wall or other structures of the eye

•	Tissue Inflammation or trauma

Compatibility

The device Is compatible with working lumen instruments with an OD a 2mm (malleable suctions, sinus cannulas), and with working lumen Instruments with an Internal lumen diameter a. 0.035” and a length 5 27.5cm.

•	Examples of devices that meet these requirements include the sinus cannula, XprESSTM Multi-Sinus Dilation Tool and Medtronic MCSK5 Suction Tube.

2049-001 rD July 2012	PathAssist Light Fiber	Page 1 of 2

The device is compatible with 2.5mm and 3.5mm light cables and standard light post adapters (ACMI, RICHARD WOLF, KARL STORZ ), and AC powered light sources (300W Xenon or 50 - 250W LED).

•	Examples of compatible AC powered LED light sources include Fiberoptics Technology, Inc. LO50 (50W) and STRYKER L9000 (250W).

The Light Fiber Is compatible with battery powered LED light sources. No light cable is needed to connect the Light Fiber to a battery powered light source.

•	Examples of compatible battery powered LED light sources include RICHARD WOLF Rover (3W) and Optim LLC PLS (3W). Note: a light post adapter may be necessary to connect the Light Fiber to the desired LED.

Instructions for Use

1.	Remove the Light Fiber and tuohy from the protective packaging.

2.	Attach the tuohy to the working lumen Instrument.

3.	Load the distal end of the Light Fiber into the working lumen Instrument aligning the distal tip of the fiber with the distal end of the instrument.

4.	Secure the Light Fiber in place by tightening the tuohy.

5.	Shape loaded working lumen instrument (if applicable) to desired bend configuration for targeted sinus.

6.	Connect the Light Fiber to a compatible light source:

•	For AC powered light sources, connect the Light Fiber to a 2.5mm or 3.5mm light cable and light post adapter (if necessary) to the light post of the Light Fiber. Connect the light cable to a 300W Xenon light source or a 50—250W LED light source.

•	For battery powered light sources, connect the Light Fiber to a 3W LED light source via a light post adapter (If necessary). No light cable is required for connection.

7.	Activate the light source. Confirm that light is being transmitted through the Light Fiber.

•	For light sources with adjustable light intensity, the light intensity transmitted through the Light Fiber can be Increased by adjusting the output of the light source.

•	For AC powered light sources, the light intensity can be increased by using a smaller diameter light cable.

8.	Under endoscopic visualization, place the working lumen instrument into the target location to illuminate within and transilluminate across nasal and sinus structures. Some tissue removal may be necessary to access the target location.

•	Projected Illumination can be enhanced by reducing the number of competing light sources (I.e. endoscope or room light) or by advancing tip of the Light Fiber distal from the working lumen instrument.

9.	After procedure, dispose of device according to appropriate environmental health safety guidelines.

Limited Warranty

Entellus Medical, Inc. warrants that reasonable care has been used in the design and manufacture of this device. Entellus Medical excludes all other warranties, whether expressed or Implied, by operation of law or otherwise including, but not limited to, any implied warranties of merchantability or fitness since handling and storage as well as other factors relating to the patient, diagnosis, treatment, medical procedures, and other matters beyond Entellus Medical’s control, directly affect the device and the results obtained from its use. Entellus Medical shall not be liable for any incidental or consequential loss, damage or expense, directly or Indirectly arising from the use of this device. Entellus Medical neither assumes, nor authorizes any other person to assume for it, any other or additional liability or responsibility in connection with this device. Refer to Entellus Medical, Inc. Standard Terms and Conditions.

Graphic Symbols Contained on Device labeling

PathAssist, Light Fiber and XprESS are trademarks of Entellus Medical

ACMI Is a trademark of Gyrus ACMI, Inc. of Southborough, MA.

RICHARD WOLF is a trademark of Richard Wolf GmbH of Knittlingen, Germany.

KARL STORZ is a trademark of Karl Storz GmbH of Tuttlingen, Germany.

STRYKER is a trademark of Stryker Corporation of Kalamazoo, MI.

Manufactured by:

Entellus Medical Inc.

3600 Holly Lane North, Suite 40

Plymouth, MN 55447

(763) 463-1595

www.entellusmedical.com

2049-001 rD July 2012	PathAssist Light Fiber	Page 2 of 2

EXHIBIT 10

PathAssistTM Light SeekerTM

INSTRUCTIONS FOR USE

ALL INSTRUCTIONS, PRECAUTIONS AND WARNINGS SHOULD BE CAREFULLY READ AND UNDERSTOOD BEFORE

USE. FAILURE TO DO SO MAY RESULT IN COMPLICATIONS AND WILL VOID ANY EFFECTIVE WARRANTY.

Caution: Federal (USA) law restricts this device to sale by or on the order of a physician.

DESCRIPTION

The PathAssist Light Seeker is a fiber optic based, manually operated, reusable sinus seeker that can be connected to a light source to emit light from its distal end, It also has the following design features:

•	1.5mm ball tip, with a 78° tip angle

•	working length of 75mm

•	compatible with 2.5nun - 3.5mm light cables and standard light post adapters

•	compatible with AC powered light sources (300 W Xenon or 50 - 250W LED)

•	compatible with battery powered light sources (3W LED)

Items packaged with the Light Seeker include two standard light post adapters (Wolf and Storz).

INDICATION FOR USE

The PathAssist Light Seeker is intended to locate, illuminate within, and transilluminate across nasal and sinus structures, including the frontal, ethmoid and maxillary sinuses, in patients aged 18 and over.

CONTRAINDICATIONS

None known

WARNINGS

•	The Light Seeker is provided NON-STERILE and must be cleaned and high level disinfected or cleaned and sterilized prior to its first use and every subsequent use (see Care & Handling, Cleaning, High Level Disinfection and Sterilization Instructions sections). Cleaning, high level disinfecting, and sterilization of this product must be performed by staff skilled in the reprocessing of medical devices following the directions and guidelines provided. Refer to the CDC website http://www.ede.gov/HAI/prevent/sd_medicalDevices.html for “Sterilization or Disinfection for Medical Devices” and the document titled “Guidelines for Infection Control in Healthcare Peronnel” for general information about preventing the spread of infection for reusable devices. If further information or a hard copy of the guidelines document is required, the CDC may be contacted at the website listed above or by telephone at 1-800-CDC-INFO (1-800-232-4636).

•	Advance the Light Seeker under endoscopic visualization only.

•	Never advance or withdraw the Light Seeker against unknown resistances as this can cause tissue trauma or bleeding.

•	Do not clean the Light Seeker with ultrasonic cleaning. Ultrasonic cleaning can permanently damage the fiber optic components.

•	Do not use the Light Seeker high level disinfected with CIDEXTM OPA Solution on patients with CIDEX OPA sensitivity.

•	Do not use reprocessing chemicals that are not specified in these instructions for use. Use of these chemicals may result in damage to the Light Seeker or may reduce the effectiveness of the cleaning, high level disinfection or sterilization processes.

•	Do not use the Light Seeker with a Xenon light source > 300W, an AC powered LED light source > 250W, and a light cable > 3.5mm. Do not connect the Light Seeker to a battery powered LED light source > 3W. High energy light radiated through the Light Seeker can result in high temperatures in front of the light outlet and at the connection point to the light cable,

1924-001-rE - May 2012	PathAssist Light Seeker	Page 1 of 6

including the light guide adapters. Use of a higher wattage light source or larger light cables may result in burns or permanent tissue damage to the user or the patient.

•	Do not rest the Light Seeker on the patient during surgery while it is connected to a light source, as this could result in burns to the patient.

•	Allow the Light Seeker to cool for a few minutes before disassembling from the light guide adapter and light guide cable.

PRECAUTIONS

•	Due to the variability of sinus anatomy, review radiographic imaging (CT scan) prior to the procedure to understand anatomy.

•	Do not use the Light Seeker for diaphanoscopy (e.g., external transillumination of maxillary sinus by applying Light Seeker to the hard palate) as this use has not been tested.

•	Clean and high level disinfect or clean and sterilize the Light Seeker prior to its first use and before every subsequent use per the included Cleaning, High Level Disinfection and Sterilization Instructions.

•	If high level disinfection is the method chosen, this step must be performed immediately prior to use on the patient.

•	Confirm that a stored Light Seeker has been manually cleaned prior to manual high level disinfection or sterilization. If prior cleaning cannot be confirmed, clean the Light Seeker again as a precaution.

•	Do not use “flash” or “immediate use” sterilization as this will not ensure sterilization and may damage the Light Seeker.

•	Use only manual cleaning and manual high level disinfection processes as the fiber optic components of the Light Seeker may be damaged from automatic cleaning processes (instrument washers and washer/disinfector machines). Only manual cleaning and manual high level disinfection processes have been validated for the Light Seeker.

•	Inspect the Light Seeker prior to each use for signs of wear and tear, damage, or failed or degraded light quality. Discontinue the use of a Light Seeker with severe bends, signs of corrosion, or mechanical damage to the fiber optic components at the tip. These Light Seekers should not be used and should be disposed of or sent to the manufacturer for evaluation. Consult the Return for Service section of this document for customer service contact information.

•	Use solutions that are non corrosive to surgical stainless steel. These include 70% isopropyl alcohol, sterile water, ENZOL enzymatic detergent and CIDEX OPA Solution.

•	Verify that the Light Seeker projects an acceptable light beam prior to each use by connecting the Light Seeker to the appropriate light source.

•	If the Light Seeker is dropped, return it to Entellus Medical for assessment using the guidance provided in the Return for Service section.

•	Do not store the Light Seeker or light post adapters in the foam-lined shipping box between uses because the foam liners can retain microbes.

RECOMMENDED SUPPLIES

•	Sterile water

•	Sterile gauze pads or sterile cotton cloth

•	Sterile Anti fog pads

•	ENZOL detergent for cleaning

•	CIDEX OPA Solution (0.55% ortho-phthalaldehyde, Advanced Sterilization Products) for high level disinfection, if desired

•	CIDEX OPA Solution compatible instrument tray or container for high level disinfection, if desired (refer to information provided by the manufacturer of CIDEX OPA Solution to aid in choosing a compatible container)

•	Disposable 5mm nylon brush

•	Alcohol pad 70% IPA

•	Reprocessing double peel packs

CARE AND HANDLING

•	The Light Seeker is constructed with glass fiber optic components. Special care must be taken to prevent damage to the fiber optics and to maintain optimal functionality and longevity of the Light Seeker.

1924-001-rE - May 2012	PathAssist Light Seeker	Page 2 of 6

•	Protect the Light Seeker during procedural use and transportation between the procedural room and reprocessing location. Avoid harmful interaction with other surgical instruments or tools. The Light Seeker contains glass fiber optics that may be damaged if mishandled.

•	Periodically inspect (10X magnification) the fiber optics in the distal tip of the Light Seeker for signs of mechanical damage such as chipping, pitting, cracks, or nicks. Discontinue use of the Light Seeker if damage is noted.

COMPATIBILITY

The Light Seeker is compatible with 2.5mm - 3.5mm light cables and standard light post adapters (ACMI, RICHARD WOLF, KARL STORZ), and AC powered light sources (300W Xenon, or 50 - 250W LED).

•	Examples of compatible AC powered LED light sources include Fiberoptics Technology Inc. L050 (50W) and Stryker L9000 (250W).

The Light Seeker is compatible with battery powered LED light sources. No light cable is needed to connect the Light Seeker to a battery powered light source.

•	Examples of compatible battery powered LED light sources include Richard Wolf Rover (3W) and Optim LLC PLS (3W). Note: the supplied Wolf light post adaptor is required to connect the Light Seeker to the Richard Wolf Rover LED.

INSTRUCTIONS FOR USE

1.	Verify that the Light Seeker has been manually cleaned and manually high level disinfected or manually cleaned and sterilized, inspected and functions properly.

2.	Connect the Light Seeker to a compatible light source:

•	For AC powered light sources, connect the Light Seeker to a 2.5mm - 3.5mm cable using one of the adaptors provided (if necessary). Connect the light cable to a 300W Xenon light source or a 50 - 250W LED light source.

•	For battery powered light sources, connect the Light Seeker to a 3W LED light source using one of the adaptors provided (if necessary). No light cable is required for connection.

3.	For light sources with adjustable light intensity, use an initial light intensity setting of approximately 50%. If the Light Seeker light output is not adequate increase the light intensity and/or use anti-fog solution or sterile water to clean the distal and proximal end of the device. If the light output is still not adequate, do not use the Light Seeker and contact Entellus Medical for servicing of the device.

4.	Under Endoscopic visualization, advance the Light Seeker to the target location to illuminate within and transilluminate across nasal and sinus structures. Some tissue removal may be necessary to access the target location.

Note:	To enhance the intensity of the transcutaneous illumination, it may be necessary to reduce the number of competing light sources (i.e. endoscope or room light) or to reposition the location of the instrument tip.

5.	If the frontal sinus is the target, and illumination of the sinus is noted, the Light Seeker can be rotated medial to lateral to illuminate a larger portion of the sinus for additional confirmation.

Cleaning, High Level Disinfection and Sterilization Instructions

Pre-Cleaning (Immediately After Use)

1.	Remove heavy soil from the Light Seeker by wiping the exterior with a wet (using sterile water) disposable cloth.

2.	Transfer to the cleaning location for further cleaning and reprocessing as soon as possible.

1924-001-rE - May 2012	PathAssist Light Seeker	Page 3 of 6

Cleaning (Prior to High Level Disinfection or Sterilization)

The Light Seeker must be manually cleaned with an enzymatic cleaner / detergent (ENZOL Enzymatic Detergent is recommended) to remove all tissue, materials and debris prior to initial use, immediately after every procedural use and before manual high level disinfection or sterilization.

All instructions provided by the enzymatic detergent manufacturer and provided below must be carefully followed.

Note: The entire Light Seeker is submersible.

1.	Wear all manufacturer recommended personal protective clothing / equipment when performing any cleaning procedure.

2.	Use fresh cleaning solutions for each cleaning.

3.	Prepare the enzymatic cleaner/detergent following the manufacturer’s instructions (for ENZOL, use 1 ounce/gallon of water; if there is dried-on organic soil on the Light Seeker use 2 ounces/gallon and/or warm water.) Ensure there is sufficient enzymatic solution to fully submerge the Light Seeker.

4.	Disconnect the light post adapter(s) from the Light Seeker (if present) by rotating it counter-clockwise in relation to the Light Seeker.

5.	Fully immerse the Light Seeker and light post adaptors into the detergent solution.

6.	Soak the Light Seeker and light post adapters in the enzymatic cleaning solution for the recommended soak time provided by the enzymatic detergent manufacturer. For ENZOL, a minimum soak time of 1 minute is recommended. If the Light Seeker has dried-on organic matter, extend soak time while performing step 7 below. Total soak time may take approximately 5-6 minutes if the Light Seeker has dried-on organic matter.

7.	While fully submerged, clean the Light Seeker and light adaptors, paying close attention to the distal tip and the threaded light post section.

•	Wipe the entire Light Seeker using a cloth or towel while the Light Seeker is submerged in the enzymatic detergent solution. Heavily soiled areas and the threaded light post section should be scrubbed with a nylon brush.

•	Wipe the distal end containing the fiber optics gently, but thoroughly, with the cloth or towel to remove any contaminants remaining on the distal tip.

8.	Thoroughly rinse the Light Seeker and light adaptors with water. Deionized or de-mineralized water is recommended.

9.	Verify no visible matter remains on the instruments. If the instruments are not visually clean, repeat the previous cleaning steps.

10.	Manually dry the Light Seeker with a clean absorbent cloth or towel.

11.	Wipe the Light Seeker tip with 70% alcohol pad.

12.	Discard the enzymatic cleaner.

13.	Store the cleaned Light Seeker in a reprocessing double peel pack capable of securing and isolating the Light Seeker from other instruments and label as clean. See “Storage Between Use” section for more details.

High Level Disinfection

The Light Seeker can be high level disinfected with the manual high level disinfection process using the CIDEX OPA Solution (i.e., 0.55% ortho-phthalaldehyde, Advanced Sterilization Products). Follow all instructions provided by the manufacturer of CIDEX OPA Solution when performing the high level disinfection process. The recommended temperature for CIDEX OPA Solution is a minimum of 20° C or 68° F. High level disinfect Light Seeker immediately prior to use.

Note: The entire Light Seeker is submersible.

1.	Wear all manufacturer recommended personal protective clothing / equipment prior to performing high level disinfection with CIDEX OPA Solution.

2.	Add the CIDEX OPA Solution into a compatible high level disinfection container. Ensure that there is sufficient CIDEX OPA solution to completely submerge the Light Seeker.

1924-001-rE - May 2012	PathAssist Light Seeker	Page 4 of 6

3.	Confirm that the concentration of the high level disinfectant meets the minimum recommended concentration using the test strip specified by the manufacturer prior to each use.

4.	Ensure that the Light Seeker and light post adapters have undergone a cleaning process with an enzymatic detergent prior to the manual high level disinfection.

5.	Disconnect the light post adaptor(s) from the Light Seeker (if attached) by rotating it counterclockwise in relation to the Light Seeker.

6.	Fully immerse the Light Seeker and light post adaptors into the CIDEX OPA Solution.

7.	Soak the Light Seeker and light post adapters in the CIDEX OPA Solution for the minimum time recommended by the manufacturer (at least 12 minutes). The high level disinfectant should have full contact for at least 12 minutes.

8.	Rinse the light post adapters and the Light Seeker

•	Fully submerse the Light Seeker and light post adapters in a minimum of 2 gallons of sterile water for at least one minute.

•	Remove the Light Seeker and light post adapters and discard the rinse water.

9.	Repeat step 8 TWO additional times for a total of 3 rinse cycles using fresh sterile water for each cycle.

10.	Dry the outside of the Light Seeker by using low pressure, filtered air or with a sterile wipe or cloth.

11.	Remove residual fluid from the distal tip of the Light Seeker with a sterile alcohol wipe (if needed).

12.	Dry the light post adapters and the Light Seeker using a sterile towel or cloth.

Sterilization

The Light Seeker can be steam sterilized with the Autoclave pre-vacuum process. Use of any other sterilization process (including flash sterilization) will not ensure sterility, and may damage the Light Seeker.

Ensure the Light Seeker and light post adapters have been cleaned prior to conducting sterilization.

The following cycle parameters have been validated for the Light Seeker and should be used, Follow the manufacturer’s instructions for the autoclave sterilizer, to ensure sterility of the Light Seeker:

Autoclave Cycle Tvpe	Pre-vacuum
Device Configuration[1]	Wrapped
Sterilization Temperature	270°F / 132°C
Exposure Time	4 minutes
Dry Time	20 minutes

[1]	STERIKING See-through Self-sealable Pouches (double pouched) were included in the sterilization validation for the Light Seeker. The light post adapters were double peel pouched separately from the Light Seeker in the sterilization validation and thus this is recommended.

HOW SUPPLIED

The Light Seeker is supplied non-sterile and must be cleaned and high level disinfected or cleaned and sterilized before its first and every subsequent use. The items packaged with the Light Seeker include the Instructions for Use and 2 light post adaptors. Retain the light post adapters with the Light Seeker for use with various configurations of light cables (i.e. ACMI, RICHARD WOLF, KARL STORZ).

STORAGE BETWEEN USE

If high level disinfection is the method chosen, this step should be performed immediately prior to use on the patient. Storage in a tray does not maintain the level of disinfection, Thus, a high level disinfected Light Seeker placed into a clean tray must be reprocessed again before use on a patient. If sterilization is chosen, follow the steam sterilization instructions to maintain sterility of the Light Seeker and light post adapters between uses. Use separate reprocessing double peel packs for storing and sterilizing the Light Seeker and adapters that comply with the steam sterilization process and instructions and maintain sterility between uses.

1924-001-rE - May 2012	PathAssist Light Seeker	Page 5 of 6

Do not store the Light Seeker or light post adapters in the foam-lined shipping box between uses because the foam liners can retain microbes.

WARRANTY ASSESSMENT / RETURN FOR SERVICE

If a Light Seeker becomes damaged or fails to provide adequate light output, take the following actions to have the device assessed for warranty coverage or replacement

Contact Customer Service. Describe malfunction

Phone: (866) 620-7615

Fax: (866) 620-7616

If returning Light Seekers for assessment all products must be cleaned and sterilized prior to shipping per the approved methods described within this document. Documentation must be provided stating the Light Seeker has been reprocessed prior to shipping.

If disposing of the Light Seeker, do so according to appropriate environmental health safety guidelines.

Limited Warranty

Entellus Medical, Inc. warrants that reasonable care has been used in the design and manufacture of this device. Entellus Medical, Inc. excludes all other warranties, whether expressed or implied, by operation of law or otherwise including, but not limited to, any implied warranties of merchantability or fitness since handling, storage, cleaning and sterilization of the device, as well as other factors relating to the patient, diagnosis, treatment, medical procedures, and other matters beyond Entellus Medical, Inc.’s control, directly affect the device and the results obtained from its use. Entellus Medical, Inc. shall not be liable for any incidental or consequential loss, damage or expense, directly or indirectly arising from the use of this device. Entellus Medical, Inc. neither assumes, nor authorizes any other person to assume for it, any other or additional liability or responsibility in connection with this device. Refer to Entellus Medical, Inc. Standard Terms and Conditions.

SYMBOLS

Does not contain natural rubber latex (raw materials contain no latex and no latex has been introduced during the manufacturing).

PathAssist and Light Seeker are trademarks of Entellus Medical.

ENZOL and CIDEX OPA are trademarks of Johnson & Johnson Corporation of New Brunswick, NJ.

ACMI is a trademark of Gyrus ACMI, Inc. of Southborough, MA.

RICHARD WOLF is a trademark of Richard Wolf GmbH of Knittlingen, Germany.

KARL STORZ is a trademark of Karl Storz GmbH of Tuttlingen, Germany.

STERIKING is a trademark of Wihuri Oy Corporation of Nastola, Finland.

Optim is a trademark of Optim LLC of Sturbridge, MA.

Fiberoptics Technology is a trademark of Fiberoptics Technology, Inc. of Pomfret, CT.

Stryker is a trademark of Stryker Corporation of Kalamazoo, MI.

Manufactured for:

Entellus Medical Inc.

3600 Holly Lane North, Suite 40

Plymouth, MN 55447

(763) 463-1595

www.entellusmedical.com

1924-001-rE - May 2012	PathAssist Light Seeker	Page 6 of 6

EXHIBIT 11

PathAssistTM Surgical Instruments

Instructions for

Cleaning, Sterilization, and Care

Cleaning

Do not allow contaminants to dry on instruments as this makes cleaning more difficult. Immediately after use, place instrument under cold, running water to remove contaminants then pre-soak in enzymatic cleaning solution. Follow enzymatic cleaner instructions for concentration, water temperature, and timeframe. Thoroughly rinse instrument to remove harmful residue from soaking solutions.

Caution; Instruments must not be soaked in caustic or physlological saline solutions as this could cause pitting or rust.

Use a soft brush to help remove remaining contaminants.

Caution: Do not use metal brushes as this could scratch or deposit metal particles on the Instrument which could lead to rusting.

A pressurized water spray can also be used to remove contaminants. Rinse thoroughly under cold, running water followed by a distilled water rinse to remove tap water residue.

Visually inspect instrument to insure it is clean.

Place instrument in an ultrasonic cleaner and follow the ultrasonic cleaner instructions for detergent, temperature, and time. Rinse thoroughly under cold, running water to remove any residue of the detergent once again followed by a distilled water rinse.

Sterilization; Autoclave

Pre-vacuum	Gravity

Unwrapped	Unwrapped
132°C (270°F) 3 minutes	132°C (270°F) 3 minutes
135°C (275°F) 3 minutes	135°C (275°F) 3 minutes

Wrapped	Wrapped
132°C (270°F) 4 minutes	132°C (270°F) 15 minutes
135°C (275°F) 3 minutes	135°C (275°F) 10 minutes

Caring for Stainless Steel Surgical Instruments

For stainless steel to be used for surgical instruments, it must contain a specific amount of carbon. Carbon is required in order to allow the steel to become “hardened.” Hardening strengthens the steel and allows it to retain sharpness. Carbon also allows steel to be more susceptible to tarnishing arid rusting. The effect of the carbon is minimized by processing the surface finish of the instrument. As the name implies, the material stainless steel—STAINS LESS, but is not stain-free.

Improper cleaning, disinfection, and sterilizing will contribute more to rusting or staining than the carbon content of the stainless steel.

Common Problems

1. Improper drying of the instrument after cleaning, disinfection, or sterilizing especially in joints and lock boxes.

2. Using corrosive or caustic cleaning agents. (Do not use any chemical over 10_5 pH)

3. Improper rinsing to remove the cleaning or disinfecting solutions; Using tap water without following with a distilled water rinse (tap water may contain chemicals and minerals such as iron which can leave deposits on the surface).

4. Faulty autoclave which may leave deposits on the instrument and attack the instrument’s surface finish.

5. Use of stiff metal brushes that roughen the surface of the instrument and leaves it susceptible to rust and stains.

2315-001-rA Apr 2012

EXHIBIT 12

PathAssist SINUS GUIDEWIRE

INSTRUCTIONS FOR USE

Entellus Medical Sinus Guidewire

Read all Instructions prior to use

If you desire a complimentary hard copy of these instructions, please call our customer service department at 866-620-7615 or fax your request to 866-620-7616.

Caution:	Federal (USA) law restricts this device to sale by or on the order of a physician.
Sterility:	Provided Sterile, Ethylene Oxide (EO) Sterilization, Non-Pyrogenic
Single Use:	Disposable, For Single Patient Use Only, Do Not Resterilize and/or Reuse
Storage:	Store in a cool, dry place

Description

Entellus Medical Sinus Guidewire is a 0.035” — compatible guidewire with a flexible angled radiopaque distal tip. It is constructed of nickel titanium alloys, stainless steel, and features a polymer coating.

Indication For Use

To provide a means to access the frontal, sphenoid and maxillary sinuses, for diagnostic and therapeutic procedures in adults aged 18 and over.

Contraindications

None known

Warnings

•	Do not use breached or damaged packages, since the sterility and functionality of the device may be compromised.

•	Single use only. Do not re-sterilize or re-use, as it may result in compromised device performance and risk improper sterilization and cross contamination.

•	Never advance or withdraw the device against unknown resistances as this can cause tissue trauma or device damage.

Precautions

•	Due to the variability of sinus anatomy, review radiographic imaging (CT scan) prior to the procedure to understand anatomy.

•	If fluoroscopy is used, follow standard hospital guidelines and requirements for proper fluoroscopic use.

•	Do not attempt to alter the angulation of the guidewire tip as this may result in device damage.

Adverse Effects

Possible adverse effects include, but are not limited to, the following:

Cerebrospinal fluid leak

Damage of the orbital wall or other structures of the eye

Tissue inflammation or trauma

Compatibility

The Entellus Medical Sinus Guidewire is compatible with instruments (malleable suctions, guide catheters, sinus cannulas) having OD ≥ 2mm and with balloon catheters having an internal lumen with a diameter of≥ 0.035”.

1987-001-rC May, 2012	Entellus Medical Sinus Guldewire	Page 1 of 2

Examples of devices that meet these requirements include XpressTM Multi-Sinus Dilation Tool, Solo ProTm Sinus Balloon Catheter, and Medtronic, Inc. MCSK5 Suction Tube.

Instructions for Use

1.	Remove the sinus guidewire from the protective hoop.

2.	Under endoscopic visualization:

a.	Place a guide (or curved suction or sinus cannula) into the desired anatomy.

b.	Track the sinus guidewire through the guide into the target sinus space until light resistance is felt. Do not use excessive force.

NOTE:	If significant resistance is encountered while advancing or withdrawing the guidewire, change the position of the guide or rotate the angled tip of the guidewire in either direction, then advance or withdraw the guidewire in a gentle motion.

3.	Confirm guidewire is located in target sinus space with endoscopic and/or fluoroscopic visualization.

4.	After procedure, dispose of device according to appropriate environmental health safety guidelines.

Limited Warranty

Entellus Medical, Inc. warrants that reasonable care has been used in the design and manufacture of this device. Entellus Medical, Inc. excludes all other warranties, whether expressed or implied, by operation of law or otherwise including, but not limited to, any implied warranties of merchantability or fitness since handling and storage as well as other factors relating to the patient, diagnosis, treatment, medical procedures, and other matters beyond Entellus Medical, Inc.’s control, directly affect the device and the results obtained from its use. Entellus Medical, Inc. shall not be liable for any incidental or consequential loss, damage or expense, directly or indirectly arising from the use of this device. Entellus Medical, Inc. neither assumes, nor authorizes any other person to assume for it, any other or additional liability or responsibility in connection with this device. Refer to Entellus Medical, Inc. Standard Terms and Conditions.

Graphic Symbols Contained on Device labeling

Solo Pro is a trademark of Acclarent, Inc.

PathAssist and Xpress are trademarks of Entellus Medical, Inc.

Manufactured for:

Entellus Medical Inc.

3600 Holly Lane North, Suite 40

Plymouth, MN 55447

(763) 463-1595

www.entellusmedical.com

1987-001-rC May, 2012	Entellus Medical Sinus Guldewire	Page 2 of 2